Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the registration statements (Nos. 333-123946, 333-35299, 333-89571 and 333-52302) on Form S-8 of General DataComm
Industries, Inc. of our report dated November 30, 2005 (December 9, 2005 as to
Note 18) relating to our audits of the consolidated balance sheets of General DataComm Industries, Inc. as of September 30, 2005 and 2004 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended, which report appears in the September 30, 2005 annual report on Form 10-KSB/A of General DataComm Industries, Inc.

Our report dated November 30, 2005 (December 9, 2005 as to Note 18) contains an explanatory paragraph that states that the Company emerged from bankruptcy proceedings pursuant to a Plan of Reorganization under Chapter 11 of the Bankruptcy Code, has both a working capital and stockholders' deficit at September 30, 2005, has limited ability to obtain new financing and during fiscal 2006 may be unable to comply with financial loan covenants related to its restructured secured indebtedness, all of which raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Eisner LLP

New York, New York
February 3, 2006